Exhibit 10.13
AMENDMENT NO. 1
TO THE
CHART INDUSTRIES, INC.
2004 STOCK OPTION AND INCENTIVE PLAN
     THIS AMENDMENT NO. 1 to the Chart Industries, Inc. 2004 Stock Option and Incentive Plan (the “Plan”) is executed by Chart Industries, Inc. (the “Company”) as of the date set forth below.
W I T N E S S E T H:
     WHEREAS, the Company maintains the Plan to foster the long-term growth and performance of the Company; and
     WHEREAS, the Company’s Board of Directors desires to amend the Plan to conform to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance issued thereunder or to permit the Plan and its participants to take advantage of applicable exemptions from such requirements; and
     WHEREAS, the Company’s Board of Directors reserved the right, pursuant to Section 13(a) of the Plan, to make certain amendments thereto;
     NOW, THEREFORE, pursuant to Section 13(a) of the Plan, and effective as of January 1, 2005, the Company’s Board of Directors hereby amends the Plan as follows:
     1. Section 2(m) of the Plan is hereby amended by the deletion of said Section 2(m) in its entirety and the substitution in lieu thereof the following:
   ”(m) ‘Fair Market Value’ of Common Stock shall mean, solely for purposes of this Plan, as of any particular date, the fair market value of the Common Stock as determined by the Committee, or pursuant to rules established by the Committee; provided, however, that on or after January 1, 2005, such determination or such rules shall comply with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder.”

     2. Section 6(a) of the Plan is hereby amended by the addition of a new sentence at the end of said Section 6(a) to read as follows:
   “Notwithstanding anything in this Plan to the contrary, effective January 1, 2005, in no event shall any Award be exercisable for an exercise price less than the Fair Market Value of the shares of Common Stock underlying such Award on the date of grant.”
     3. Section 7 of the Plan shall be deleted in its entirety.
     4. Section 12 of the Plan is hereby amended by the addition of a new subsection (c) to such Section 12 to read as follows:
   ”(c) Transition Provision. Notwithstanding anything in this Plan to the contrary, in the transition period between January 1, 2005 and December 31, 2005 (or such later date as may be provided by the Treasury Department), the Committee in its sole discretion may substitute a new Stock Option which would not constitute a deferral of compensation under Code Section 409A had it been granted upon the original date of grant for an outstanding Stock Option which does constitute a deferral of compensation under Code Section 409A, in connection with a Change in Control of the Company or otherwise. Any such substitution shall be performed in a manner consistent with IRS Notice 2005-1 and the proposed and final regulations, if any, issued pursuant to Code Section 409A.
   Without limiting the foregoing, in the event of a Change in Control on or after January 1, 2005, the Committee may, but shall not be obligated to: (A) cancel such Awards for fair value, to the extent permitted under Code Section 409A, which, in the case of Stock Options, may equal the excess, if any, of value of the consideration to be paid in the Change in Control transaction to holders of the same number of shares subject to such Stock Options (or, if no consideration is paid in any such transaction, the Fair Market Value of the             shares subject to such Stock Options) over the aggregate exercise price of such Stock Options; or (B) provide for the issuance of substitute Awards that will substantially preserve the otherwise applicable terms and value of any affected Awards previously granted hereunder as determined by the Committee; or (C) provide that for a period of at least 15 days prior to the Change in Control, such Awards shall be exercisable, to the extent applicable, as to all shares subject thereto. The Committee may further provide that upon the occurrence of the Change in Control, such Awards shall terminate and be of no further force and effect.”

     5. The Plan is hereby amended by the addition of a new Section 21 to read as follows:
   ”Section 21. Internal Revenue Code Section 409A
   Effective January 1, 2005, the Plan and related Awards are intended to meet the requirements to avoid adverse tax consequences under Code Section 409A and shall be construed and administered accordingly. To the extent that any provision of this Plan is inconsistent with such requirements, such provision shall be null and void and of no effect.
   Without limiting the generality of the foregoing, to the extent applicable, notwithstanding anything herein to the contrary, effective January 1, 2005, this Plan and Awards issued hereunder shall be interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other guidance. Notwithstanding any provision of the Plan to the contrary, in the event that the Committee determines that any amounts payable hereunder will be taxable to a Participant under Code Section 409A prior to payment to such Participant of such amount, the Company may: (a) adopt such amendments to the Plan and Awards and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and Awards hereunder; and/or (b) take such other actions as the Committee determines necessary or appropriate to comply with the requirements of Section 409A of the Code.”
     IN WITNESS WHEREOF, CHART INDUSTRIES, INC., by its duly authorized officer, has caused this Amendment No. 1 to the Chart Industries, Inc. 2004 Stock Option and Incentive Plan to be signed this 22nd day of May, 2006.

CHART INDUSTRIES, INC.
By:	/s/ Matthew J. Klaben

Its: Vice President

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